SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[x]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                       AURIC ENTERPRISES, INC.
          (name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the
offsetting fee was paid previously.   Identify the previous filing by
registration statement number, or the Form or Schedule and the date of its filing.
    1)   Amount Previously Paid:
    2)   Form, Schedule or Registration Statement No.:
    3)   Filing Party:
    4)   Date Filed:

              THIS PROXY IS SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF
           AURIC ENTERPRISES, INC. (the "Company")

Robert Hinchey is hereby authorized to represent and to vote the shares of the undersigned in the Company at a Special Meeting (hereinafter referred to as ("Special Meeting") of Stockholders to be held on December 10, 1999 and at any adjournment as if the undersigned were present and voting at the meeting.

NOTE:  Cumulative voting for directors is not allowed.

1.    Proposed Acquisition of Freedom Golf Corporation.
          FOR [  ] AGAINST [  ] ABSTAIN [  ]

2.  Approval of the name change of the Company to Freedom Golf
Corporation
          FOR [  ] AGAINST [  ] ABSTAIN [  ]

3.    Election of Directors
          FOR all nominees (except as written on the line below)  [   ]
          WITHHOLD AUTHORITY TO VOTE
          for all nominees listed below       [  ]

      NOMINEES: John Johnson, Robert W. Claar, John F. Arney
                J. Kevin Weinhoeft and Danny D. Grigsby


4.    Approval of the authorization of preferred shares.
          FOR [  ] AGAINST [  ] ABSTAIN [  ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominees write the nominee's name on the line below.)

      -------------------------------------------------

4. In their discretion, on any other business that may properly come before the meeting.

The shares represented hereby will be voted. With respect to items 1 - 4 above, the shares will be voted in accordance with the specifications made and where no specifications are given, said proxies will vote for the proposals. This proxy may be exercised by a majority of those proxies or their substitutes who attend the meeting.

Please sign and date and return to Auric Enterprises, Inc., 10 Office Park Rd, Suite 222, Carolina Building, Hilton Head, SC 29928.



Dated November 17, 1999

----------------------
Signature


----------------------
Signature

Joint Owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers, should give full title.

                           AURIC ENTERPRISES, INC.
                       10 Office Park Rd, Suite 222,
                            Carolina Building
                           Hilton Head, SC 29928
                             (843) 686-5590

November 17, 1999

To the Stockholders of
Auric Enterprises, Inc.

You are cordially invited to attend a Special Meeting (hereinafter referred to as "Special Meeting") of Stockholders of Auric Enterprises, Inc. (the "Company"), to be held on Wednesday, December 10, 1999 at 10 Office Park Rd, Suite 222, Carolina Building, Hilton Head, SC 29928, at 1:00 P.M., Eastern time, to consider and vote upon the matters set forth in the accompanying Notice of Special Meeting of Stockholders.

In addition to the election of directors, shareholders will be asked to approve the proposed acquisition of Freedom Golf Corporation along with a name change. This acquisition will result in a change of control of the Company with an initial issuance of an additional 9,820,206 Common Shares to current shareholders of Freedom Golf Corporation. Freedom Golf Corporation's Articles of Incorporation authorize the issuance of
10,000,000 preferred shares.   Shareholders will be asked to approve
the creation of 10,000,000 preferred shares and the amendment of the
Articles of Incorporation to reflect same.   Approval of the proposals
would allow the Company to move forward with its new business plan and would be economically beneficial to the Company.

Since it is important that your shares be represented at the meeting whether or not you plan to attend in person, please indicate on the enclosed proxy your decisions about how you wish to vote and sign, date and return the proxy promptly in the envelope provided. If you find it possible to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. Your vote is important, regardless of the number of shares you own.

Sincerely,


-------------------------
Robert Hinchey
Chairman of the Board of Directors
Chief Executive Officer

                                AURIC ENTERPRISES, INC.
                                     NOTICE OF
                                  SPECIAL MEETING
                                  OF STOCKHOLDERS
                                     To Be Held
                                  December 10, 1999


To the Stockholders of
Auric Enterprises, Inc.

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Auric Enterprises, Inc. (the "Company") will be held on December 10, 1999 at 1:00 o'clock in the afternoon, eastern time at the for the following purposes; all as more specifically set forth in the attached Proxy Statement.

1.    To consider and vote upon the proposal to acquire Freedom Golf
Corporation.

2.    Approval of the name change of the Company to Freedom Golf
Corporation.

3. To consider and vote upon the election of the Officers and Directors of the Company.

4. Approval of amendment to the Articles of Incorporation authorizing 10,000,000 Preferred Shares.

5. To transact such other business as may properly be brought before this meeting.

Only holders of record of Common Stock of the Company as of the close of business on November 12, 1999, are entitled to notice of or to vote at the meeting or any adjournment thereof. The stock transfer books of the Corporation will not be closed.

Stockholders are encouraged to attend the meeting in person. To ensure that your shares will be represented, we urge you to vote, date, sign and mail the Proxy Card in the envelope, which is provided, whether or not you expect to be present at the meeting. The prompt return of your Proxy Card will be appreciated. It will also save the Company the expense of a reminder mailing. The giving of such Proxy will not affect your right to revoke such Proxy by appropriate written notice or to vote in person should you later decide to attend the meeting.

By order of the Board of Directors


                                     Robert Hinchey
November 17, 1999                    Chairman of the Board of Directors
                                     Chief Executive Officers

                              PROXY STATEMENT
                         AURIC ENTERPRISES, INC.

                      SPECIAL MEETING OF STOCKHOLDERS
                      To Be Held December 10, 1999

                              INTRODUCTION


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Auric Enterprises, Inc., a Nevada corporation (the "Company"), to be voted at an Special Meeting of Stockholders of the Company to be held on Wednesday, December 10, 1999 at 1:00 P.M., Eastern time, at 10 Office Park Rd, Suite 222, Carolina Building, Hilton Head, SC 29928 and at any adjournment thereof (the "Meeting"). The Proxy may be revoked by appropriate written notice at any time before it is exercised. See "Voting and Solicitation of Proxies".

This Proxy Statement and the accompanying Notice and Form of Proxy are being mailed on or about November 30, 1999 to record holders of the Company's Common Stock as of November 12, 1999 (the "Record Date").

As of Record Date, 1,605,000 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Special Meeting.

Auric Enterprises, Inc. ("Auric") was incorporated in the State of Nevada on February 12, 1999 for the purpose of engaging in the exploration, and if warranted, development of its four Wild Mountain
mining claims located in Trinity County, California.   Auric pursued
unsuccessful negotiations with several mining companies for the purpose of entering into an agreement to conduct further, detailed exploration
on each of the claims.   Auric has no operating assets and has not
engaged in any material business activities since inception, other than its unsuccessful negotiations and its subsequent decision to seek out and investigate other businesses for potential merger or acquisition after.


           ACQUISITION OF FREEDOM GOLF CORPORATION

Auric is acquiring 100% of Freedom in exchange for the initial issuance of 9,820,206 Common Shares of the Company to the current shareholders
of Freedom.   As a result, the control of Auric will be transferred to
the shareholders of Freedom.


Freedom was incorporated in Colorado on December 18, 1996. Freedom has developed and is marketing a line of custom fitted golf clubs.
Limited sales of Freedom's products began in 1998.

The executive offices of Freedom are located at 7334 South Alton Way, Building 14, Suite A, Englewood, Colorado 80112. Freedom's phone number is (303) 221-0331.

Freedom has developed and is marketing a line of custom fitted golf
clubs.   Limited sales of Freedom's products began in 1998.   Freedom
has entered into an agreement with golf club designer, Pat Simmons.  to
design a set of irons and woods for Freedom.    Mr. Simmons designed
the "Alien Wedge".  All golf clubs marketed by Freedom will conform to
the rules of the USGA.   Freedom will do ongoing research with Mr.
Simmons and his son, Mark Simmons to develop "Specialty Clubs".

The Products

Freedom's main focus is in the marketing and distribution  of high-end
quality golf clubs and golf schools.   Freedom will establish its golf
schools in major cities and states where golfers and golfing is
abundant.   These areas will help dictate growth and national format.
Freedom will also market and distribute golf apparel for both men and women, golf caps, shoes, hats, golf bags and golf travel bags. The price ranges for each of the products will vary.

According to the National Golf Foundation, the number of golfers in the United States is increasing approximately 13.5% annually, is now apporximately 30 million golfers and is continuing to grow each year. In the year 2000, the number of golfers is expected to reach 40
million.   The current purchase of golf products by the consumer is in excess of 20 billion dollars annually.

Competition

There is significant competition in the golf products industry.
Freedom competes with established companies and other entities (many of
which possess substantially greater resources than Freedom).   Almost
all of the companies with which Freedom competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than Freedom now has, or will have in the foreseeable
future.   It is also likely that other competitors will emerge in the
near future.   There is no assurance that Freedom will continue to
compete successfully with other established golf equipment and
accessories companies.   Freedom shall compete on the basis of price
and quality. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.

Marketing.

Marketing of the Freedom product line will be direct to the consumer through Freedom's Independent Representative program, infomercials televised nationally on cable channels such as, Fox Sports Network and
the Golf Channel.   In addition, Freedom will be the exclusive golf
club manufacturer to demo and display golf clubs at each of the tournaments scheduled to the National Amateur Golf Tour, (the National Amateur Golf Association), the Freedom Golf Schools, the Freedom Tour and Demo Days.

In addition to infomercials and also to aid in the recruitment of new Independent Representatives to sell Freedom's line of golf products, the staff of Freedom will conduct ongoing seminars, golf clinics and demo days at golf resorts, private and public golf courses as well as larger driving ranges throughout the United States.

Necessary individuals on the management team of Freedom will spend a large majority of their time on the road for at least the next two years introducing the entire line of Freedom clubs throughout the
United States via the Freedom Tour.   The Freedom Tour will initially
be held as volume and sales dictates at difference high-end resorts or
private country clubs.   The Freedom Tour will initially be a three day
event commencing on Friday afternoon with group and individual training. Beginning at approximately 8:00 a.m. on Saturday mornings, the staff of Freedom will conduct Demo Days open to the public and will be giving free instruction to individuals who are willing to try the
Freedom line of clubs.   This day will also serve as a recruiting tool
for new Representatives into Team Freedom.

Freedom has a signed contract to establish its first Freedom Golf
School at the Cobblestone Country Club in Pont St. Lucie, Florida. Freedom will open additional golf schools as mandated by sales.

Freedom shall utilize an Independent Representative Marketing Program which will include the following:

       National Format and Sales Hierarchy
           1. Regional managers and PGA golf instructors will be trained to oversee and support all Independent Representatives for Freedom and its customers and Representatives within their region.

           2. Regional golf outings, training programs and seminars known as the Freedom Tour will explain and display its entire line of
clubs and its marketing concept.   Freedom will initially have one
corporately sponsored three day event as necessary at either a private country club or a high-end golf resort throughout the United States depending on the season and the number of Representatives Freedom has in a given area.

        Direct Marketing
            The use of videos and infomercials will greatly enhance Freedom's ability to get its golf clubs and Freedom Golf Swing (an alternate swing for those golfers with back or shoulder problems. or a substitute for those golfers that are having problems learning the traditional golf swing.) into the hands and minds of all golfers. Freedom will negotiate to show the infomercial on the Fox Sports Network.

        Recognizable Freedom Logo.
             Freedom shall pursue various strategies to promote corporate identification.

         Consumer and Direct Market Segment Industry:   Conference and
Trade Shows
              Freedom shall be visible at large functions such as the PGA Golf Show, industry trade shows and conferences. In addition, Freedom management will conduct extensive clinics displaying its golf clubs and the Freedom Golf Swing.

          Media Options
               Freedom will pursue the following:

                  1. Public Relations
                  2. Videos
                  3. Magazine
                  4. Editorial Support
                  5. Spot TV
                  6. Endorsements

           Endorsements
                1. As management deems proper, Freedom may implement recognizable personalities to aid in the promotion of its golf clubs.
                2.  Freedom has five professional golfers on its staff
                         a. Bud Bellis (Director of Training)
                         b. Adam Horal (Professional Golfer)
                         c. Jim Lacy (international known long driver)
                         d. Jenni Sherwood (golf professional) and

Other endorsements may come through Freedom's endeavors from various golf associations, as well as Freedom customers.

            Direct Sales and Long-Term Marketing Considerations.
                 Freedom will establish a professional and highly
skilled sales and support staff.   Freedom is currently developing a
selection, training and monitoring process of its regional managers as
well as Independent Representatives.   Additionally, Freedom shall seek
to continuously upgrade and add quality products.


            Develop and Implement a Sales Track and Procedure Program.
                  Freedom will:
                        1. monitor and record its sales and sales methods
                        2. have its management carefully record and sales and profitability coming from each of its marketing segments such as, network marketing, direct sales through the golf schools and each driving range and
                        3. customer objections and concerns, as well as likes and dislikes will be monitored.

Legal Proceedings

There are no legal proceedings pending.

Employees

     Freedom currently has four full time and no part time employees.
Freedom's employees do not belong to any unions.    Freedom shall hire
additional employees as required.

Property

     Freedom leases its executive offices and plant located at 7334 South Alton Way, Building 14, Suite A, Englewood, Colorado 80112. The lessor is not affiliated in any way to Freedom or its officers, directors or principal shareholders. The facility is 2,900 square feet with a monthly lease payment of $2,882.94 for a least term of three years beginning in February 1999.

     Freedom's facilities are adequate for its current operations.

                           Management

The following individuals have served in the capacities with Freedom indicated below and will serve as officers and directors of Auric
Enterprises, Inc. or in other capacities after the approval and consummation of the acquisition/exchange of shares:


Name                         Age         Position with Freedom

Gaylen P. (John) Johnson     50          President/CEO/Director
Robert Claar                 46          Treasurer/Director
John Arney                   53          Secretary/Director
Danny Grigsby                52          Director
Kevin Weinhoeft              42          Director/Marketing Director

                        Certain Transactions

At September 30, 1997, Freedom had outstanding cash working capital
advances from its president amounting to $28,094.   During the years
ended September 30, 1999 and 1998, Freedom made repayments against the
advances of $9,787 and $6,154, respectively.   Additionally the officer
advanced $5,500 to Freedom during the year ended September 30, 1999. The advances are non-interest bearing and are expected to be repaid currently.

                            Financials

                   REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Freedom Golf Corporation


We have audited the accompanying balance sheet of Freedom Golf Corporation as of September 30, 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freedom Golf Corporation as of September 30, 1999, and the results of its operations, and its cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.





                            James E. Scheifley & Associates, P.C.
                            Certified Public Accountants

Englewood, Colorado
4-Nov-99

              Freedom Golf Corporation
                   Balance Sheet
                 September 30, 1999


                       ASSETS

Current assets:
  Cash                                               $       246
  Accounts receivable - trade, net of allowance for
    doubtful accounts of $2,281                              746
  Inventory                                               48,185
  Prepaid expenses and deposits                           30,524
                                                      ----------
      Total current assets                                79,701

Property and equipment, at cost, net of
  accumulated depreciation of $4,768                       7,171

Deposit                                                    2,000
Patents, net of accumulated amortization of $7,778        92,222
                                                      ----------
                                                        $181,094
        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Note payable - bank                                     20,945
  Notes payable - others                                 140,626
  Accounts payable - trade                                43,971
  Advances from officer                                   17,653
  Accrued salaries                                       232,500
  Accrued interest                                         6,092
                                                      ----------
      Total current liabilities                          461,787


Stockholders' equity:
 Common stock, no par value,
  100,000,000 shares authorized,
  9,694,880 shares issued and outstanding              1,288,080
 Unearned services                                      (201,389)
 Accumulated deficit                                  (1,367,384)
                                                      ----------
                                                        (280,693)
                                                      ----------
                                                        $181,094




  See accompanying notes to financial statements.

          Freedom Golf Corporation
          Statements of Operations
  Years Ended September 30, 1999 and 1998

                                                  1999            1998
Sales, net                                   $   88,736      $   38,953
Cost of sales                                    94,837           8,847
                                             ----------      ----------
Gross profit (loss)                              (6,101)         30,106

Selling, general and administrative expenses    672,595         454,929
                                             ----------      ----------
(Loss) from operations                         (678,696)       (424,823)

Other income and (expense):
  Interest expense                              (17,836)        (15,461)
  Other income                                       39             174
                                             ----------      ----------
                                                (17,836)        (15,287)

(Loss) before income taxes                     (696,532)       (440,110)
Provision for income taxes                         -               -
                                             ----------      ----------
Net (loss)                                   $ (696,532)     $ (440,110)


Basic and fully diluted (loss) per share:
 Net income (loss)                           $    (0.10)     $    (0.07)

 Weighted average shares outstanding          7,106,240       6,111,675





See accompanying notes to financial statements.

       Freedom Golf Corporation
  Statement of Stockholders' Equity
Years Ended September 30, 1999 and 1998

<CAPTION
                                          Common                    Unearned     Accumulated
                                          Shares        Amount       Services      Deficit        Total
Balance at September 30, 1997           5,884,600     $  160,060  $      -       $ (230,742)    $ (70,682)

Common stock sold for cash                367,400        145,643         -             -          145,643
Compensation value of stock
 sold at discounted price                    -            38,057         -             -           38,057

Common stock issued for services          215,600        115,300         -             -          115,300

Net (loss) for the year                      -              -            -         (440,110)     (440,110)
                                      -----------    -----------  -----------    ----------    ----------
Balance, September 30, 1998             6,467,600        459,060         -         (670,852)     (211,792)

Common stock sold for cash              1,139,280        239,720         -             -          239,720
Compensation value of stock
 sold at discounted price                    -            77,800         -             -           77,800
Stock issue costs                            -            (8,000)        -             -           (8,000)

Common stock issued for services        1,932,400        468,800     (201,389)         -          267,411

Common stock issued for interest          100,000         25,000         -             -           25,000

Common stock issued for debt conversion    45,600         25,700         -             -           25,700


Net (loss) for the year                      -              -            -         (696,532)     (696,532)
                                      -----------    -----------  -----------    ----------    ----------
Balance, September 30, 1999             9,684,880    $ 1,288,080  $  (201,389)  $(1,367,384    $ (280,693)




See accompanying notes to financial statements.

          Freedom Golf Corporation
          Statements of Cash Flows
   Years Ended September 30, 1999 and 1998

                                                        1999         1998
Net income (loss)                                  $  (696,532)   $ (440,110)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation and amortization                         8,151         3,363
   Stock issued for services                           337,211       153,357
   Stock issued for interest                            25,000             -
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable            (528)         (221)
    (Increase) decrease in inventory                     1,864       (27,455)
    (Increase) decrease in prepaid expenses            (30,524)            -
    Increase (decrease) in accounts payable                709        39,296
    Increase (decrease) in accrued salaries             78,800       103,585
    Increase (decrease) in accrued expenses               (508)        7,159
                                                    ----------     ---------
       Total adjustments                               420,173       279,084
                                                    ----------     ---------
  Net cash provided by
   operating activities                               (276,357)     (161,026)
                                                    ----------     ---------
Cash flows from investing activities:
   Purchase of license agreement                          -         (100,000)
   Acquisition of property and equipment                (2,727)         (552)
   Increase in lease deposit                            (1,000)       (1,000)
                                                    ----------     ---------
Net cash (used in) investing activities                 (3,727)     (101,552)
                                                    ----------     ---------
Cash flows from financing activities:
   Common stock sold for cash                          239,720       145,643
   Proceeds from bank loan                                -           25,282
   Repayment of bank loan                               (3,799)         (538)
   Officer aadvance                                      5,500          -
   Repayment of officer loans                           (6,154)       (9,787)
   Proceeds from notes payanle                         173,624       164,900
   Repayment of notes payable                         (128,561)      (63,473)
                                                    ----------     ---------
  Net cash (used in)
   financing activities                                280,330       262,027
                                                    ----------     ---------
Increase (decrease) in cash                                246          (551)
Cash and cash equivalents,
 beginning of period                                         -           551
                                                    ----------     ---------
Cash and cash equivalents,
 end of period                                      $      246     $       -


See accompanying notes to financial statements.

       Freedom Golf Corporation
       Statements of Cash Flows
Years Ended September 30, 1999 and 1998

                                             1999       1998

Supplemental cash flow information:
   Cash paid for interest               $    10,661   $   10,599
   Cash paid for income taxes           $      -      $     -

                  Freedom Golf Corporation
              Notes to Financial Statements
                      September 30, 1999


Note 1. Organization and Summary of Significant Accounting Policies.

The Company was incorporated in Colorado on December 18, 1996 and has elected to be taxes as a "C" corporation. The Company has developed and is marketing a line of custom fitted golf clubs. Limited sales of the Company's products began in 1998. The Company has chosen
September 30th as the end of its fiscal year.

     Inventory:
Inventory is valued at the lower of cost or market on a first-in first-out basis and consists primarily of finished goods, which includes fully assembled golf clubs and promotional items and raw materials for the assembly of additional golf clubs.

     Property, Plant and Equipment:
Property, plant and equipment are recorded at cost and are depreciated based upon estimated useful lives using the straight-line method. Estimated useful lives range from 3 to 5 years for furniture and fixtures and from 5 to 10 years for equipment.

     Revenue Recognition:
Revenue is recognized at the time the product is delivered or the service is performed. Provision for sales returns will be estimated based on the Company's historical return experience.

     Intangible Assets and Long Lived Assets:
The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under SFAS No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company for the period ended September 30, 1999.

      Cash:
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

     Estimates:
The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     Advertising costs:
Advertising costs are charged to operations when the advertising first takes place. Advertising costs charged to operations were $76,720 and $87,928 for the years ended September 30, 1999 and 1998 respectively.

     Fair value of financial instruments
The Company's short-term financial instruments consist of cash and cash equivalents, accounts and loans receivable, and payables and accruals. The carrying amounts of these financial instruments approximates fair value because of their short-term maturities. Financial instrument that potentially subjects the Company to a concentration of credit risk consists principally of cash. During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments

     Stock-based Compensation
The Company adopted Statement of Financial Accounting Standard No. 123 (FAS 123), Accounting for Stock-Based Compensation at its inception. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. The Company paid stock based compensation during the years ended September 30, 1999 and 1998 as described in Note 4.

New Accounting Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 10, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. The adoption of SFAS No. 130 has had no impact on the Company, as the Company has not engaged in transactions that would generate other comprehensive income as defined in the statement.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred. The Company adopted SOP 98-1 at its inception. The adoption of SOP 98-1 has had no impact on the Company, as the Company has not engaged in transactions that would are whose accounting treatment is prescribed by the statement.

Effective December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. To date, the Company has operated in one business segment as defined by the statement.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The Company has to date not adopted benefit plans that would require the disclosures prescribed by the statement.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Management believes that the adoption of SFAS No. 133 will have no impact on the Company, as the Company has not engaged in transactions whose accounting treatment is prescribed by the statement.

Note 2.  Property, Plant and Equipment.

Property, plant and equipment consists of the following at September
30, 1999:

Office furniture an equipment        $   8,746
Manufacturing equipment                  1,710
                                     ---------
                                        10,456
Less accumulated depreciation           (3,285)
                                     ---------
                                        $7,171

Depreciation charged to operations was $1,484 and $2,252 for the years ended September 30, 1999 and 1998, respectively.

Note 3.  Patents

During May 1998, the Company purchased the patent for certain of its golf club technology from an unaffiliated company whose principal owner is a recognized expert in golf club design. The Company paid $100,000 in cash for the patent and is amortizing such cost over a fifteen-year period, the remaining term of the patent. Amortization expense amounted to $6,667 and $1,111 for the years ended September 30, 1999 and 1998, respectively.


Note 4. Stockholders' Equity

During the year ended September 30, 1998, the Company sold an aggregate of 367,400 shares of its common stock for gross proceeds of $145,643. The shares were sold to unaffiliated individuals at a price of $.50 per share and to existing directors and shareholders at a price of $.175 per share. The Company has recognized $38,057 as compensation expense related to the shares sold at the discounted price. Additionally, during the year ended September 30, 1998, the Company issued an aggregate of 215,600 shares of its common stock to certain individuals for services provided to the Company. The shares were valued at $.50 per share except for 15,000 of the shares that were valued at $1.00 per share pursuant to a consulting contract.

During the year ended September 30, 1999 the Company sold an aggregate of 1,139,280 shares of its common stock for gross proceeds of $239,72 and incurred $8,000 of costs related to the sales. The shares were sold to unaffiliated individuals at a price of $.50 per share through January 1999 and at $.25 per share thereafter and to certain existing directors and shareholders at a price of $.125 per share. The Company has recognized $77,800 as compen1sation expense related to the shares sold at the discounted price. Additionally, during the year ended September 30, 1999, the Company issued an aggregate of 1,932,400 shares of its common stock to certain individuals for services provided to the Company. The shares were valued at $.25 per share as they were issued after January 1999. Additionally, the Company issued 45,600 of its shares to certain note holders as repayment of principal and interest and issued 100,000 shares as additional interest to a note holder. These shares were valued at $.25 per share.

Certain of the shares issued for services in 1999 were for services not yet completed by the shareholder pursuant to a consulting contract. The shareholder became a director of the Company in connection with the agreement. Services charged to expense during the year amounted to $48,611 and the unearned services under the contract amounted to $201,389 at September 30, 1999 and are classified as a reduction of stockholders' equity. The services will be charged to expense ratably over the remaining term of the contract (29 months).

Note 5. Income Taxes.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company had no significant deferred tax items arise during any of the periods presented.

The Company has not provided for income taxes during the years ended September 30, 1999 and 1998 as a result of operating losses. The Company has a net operating loss carryforward at September 30, 1999 of approximately $1,500,000, which will expire in the year 2012 ($230,000), 2013 ($440,000) and 2014 ($830,000). The Company has
fully reserved the deferred tax asset (approximately $510,000), that would arise from the loss carryforward since the Company believes that it is more likely than not that future income from operations will not be available to utilize the deferred tax asset.

Note 6. Commitments and contingencies

Operating leases:
The Company leases its office facilities under an operating lease through April 15, 2000. Minimum future rentals payable under the lease is as follows:

Year        Amount
2000      $24,849
2001      $24,849
2002      $ 2,071

Rent expense amounted to $29,463 and $16,609 for the years ended
September 30, 1999 and 1998, respectively.


Note 7.  Related Party Transactions

At September 30, 1997, the Company had outstanding cash working capital advances from its president amounting to $28,094. During the years ended September 30, 1999 and 1998, the Company made repayments against the advances of $9,787 and $6,154, respectively.
Additionally the officer advanced $5,500 to the Company during the year ended September 30, 1999. The advances are non-interest bearing and are expected to be repaid currently.


                      ELECTION OF BOARD OF DIRECTORS

Pursuant to the Bylaws, each Director shall serve until the Special meeting of the stockholders, or until his successor is elected and qualified. The Company's basic philosophy mandates the inclusion of directors who will be representative of management, employees and the minority shareholders of the Company. Directors may only be removed for "cause". The term of office of each officer of the Company is at the pleasure of the Company's Board.

The principal executive officers, directors and nominees of the Company are as follows:

Name                            Position           Term(s) of Office

Samantha Moody, age 31       Secretary/Director          From Inception
                                                           To Present

Robert Hinchey, age 53      President/Treasurer           From Inception
                                  Director                   To Present

Robert E. Hunt, age 78            Director                From April 23, 1999
                                                             To Present

Gaylen P. (John) Johnson          nominee
Robert Claar                      nominee
John Arney                        nominee
Danny Grigsby                     nominee
Kevin Weinhoeft                   nominee

(1) The nominees may be deemed "Promoters" of Freedom, as that term is defined under the Securities Act.

Pursuant to the proposed acquisition of Freedom, none of the current
officers and directors are being re-nominated for directors.   The
resumes of current nominees for Directors of the Company are as follows:

Gaylen P. (John) Johnson.   Mr. Johnson, founder of Freedom was Vice
President of the National Golfers Association from 1991 to 1992, where he was directly responsible for establishing a national Distribution
Sales Program.   Prior to Freedom, Mr. Johnson was the President of
"FORE" Improvement Corporation, a multi-dimensional golf company from 1994 to 1995.

Mr. Johnson was in the investment banking industry for approximately
nine years prior to entering the golf industry.   While in the
brokerage business, he held positions ranging from Sales Manager with

First Financial Securities from 1982 to 1983, to National Sales manager and Senior Vice president with First Eastern Securities from 1985 to
1986.   Mr. Johnson attended Moorhead Statge College in Moorhead,
Minnesota from 1967 to 1970. Mr. Johnson was honorably discharged form the United States Army in 1977.

Robert W. Claar.   Mr. Claar has been a partner of Bradeen, Campbell &
Claar, a public accounting from located in Denver, Colorado from 19
to 19   .   From 19   to 19   , Mr. Claar was employed as the Chief
Financial Officer of WW Capital Corporation, a publicly-held corporation located in Northglenn, Colorado, engaged (through three wholly owned subsidiaries) in the manufacture of livestock handling
equipment and the distribution of environmental products.   From
September 1978 through May 1994, Mr. Claar served as a partner of Miller and McCollom, a public accounting firm in Denver Colorado where
he specialized in mergers and acquisitions.   Mr. Claar received a B.S.
degree in accounting from the University of Nebraska in 1977 and is a member of the Colorado Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

John F. Arney.   Mr. Arney is President of Heritage Real Estate
Development Corporation (since 1995).   His company provides consulting
services and operates real estate projects in the United States and
Central America ranging in size from 100-2000 acres.   Since 1990, Mr.
Arney has served as the General Manager for Markborough's Hunters Glen Golf Course community, and as Director of Sales and Marketing for Black Creek Capital's Bell Mountain Ranch custom home development and the
Canterberry Crossing golf course community.   Mr. Arney received a
Bachelor of Science degree in 1970 and a Masters Degree in 1971 in urban planning, design and economics from Iowa State University.

Danny D. Grigsby.   Since March, 1996, Mr. Grigsby has been the Senior
Staff Engineer in charge of System Safety at Lockheed Martin
Astronautics.   From 1992 to 1995 , Mr. Grigsby was the chief system
safety engineer at martin Marrieta, an aerospace company.   Mr. Grigsby
received a Bachelor of Science degree from the University of Southern
Colorado in 19   .

J. Kevin Weinhoeft.   Mr. Weinhoeft is the founder and CEO of the
Boulder Marketing Agency (established in 1995).   The Boulder Marketing
Agency specializes in advertising, retail promotion, public relations, creative services, sponsorship, event marketing and internet services. Mr. Weinheoft attended Lincoln Land Community College in Springfield, Illinois from 1975-1976,

The Board of Directors unanimously recommends a vote FOR the election
of the above nominees to the Board of Directors of Auric.   Proxies
solicited by management will be so voted unless stockholders specify otherwise.

The affirmative vote of a majority of the shares of Common Stock of Auric represented and voting at the Special Meeting is required for approval of the above Directors.


                            CHANGE OF NAME

Upon approval of the proposed acquisition of Freedom Golf, Auric will
be primarily pursuing the current business of Freedom.   Moreover, the
Board of Directors determined that it would be economically beneficial to change the name of Auric to Freedom Golf Corporation to maintain continued goodwill of the acquired business and to more accurately reflect the change in focus of Auric's operations.

The Board of Directors unanimously recommends a vote FOR the Name
Change.   Proxies solicited by management will be so voted unless
stockholders specify otherwise.

The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to approve the name change.

                    AUTHORIZATION OF PREFERRED STOCK

Freedom has the authority to issue 10,000,000 Preferred Shares.  There
are currently no Preferred Shares outstanding.   Current management of
Freedom (and nominees for Director of Auric) want to maintain similar
capitalization structure of Freedom after the merger.    Freedom's

Articles of Incorporation state that the Preferred Shares have the designations, preferences, limitations and relative rights of the shares as follows:

The Corporation may divide and issue the shares of preferred stock in series. Shares of preferred stock of each series, when issued, shall be designated to distinguish them from the shares of all other series. The Board of Directors is vested with authority to divide the class of shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established in respect to the following:

     (i) The number of shares to constitute such series, and the distinctive designations thereof;
     (ii) The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends shall accrue;
      (iii) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
       (iv) The amount payable upon shares in event of involuntary liquidation;
       (v) The amount payable upon shares in event of volunary liquidation;
       (vi) Sinking fund or other provisions, if any, for the redemption or purchase of shares;
       (vii) The terms and conditions upon which shares may be converted, if the shares of any series are issued with the privilege of conversion;
       (viii) Voting powers, if any; and
       (ix) Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

The Board of Directors unanimously recommends a vote FOR the authorization of 10,000,000 shares of Preferred Stock with similar
terms to Freedom's Preferred Stock.   Proxies solicited by management
will be so voted unless stockholders specify otherwise.

The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to approve the authorization of a class of 10,000,000 shares of Preferred Stock.


               STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tables list the Company's stockholders who, to the best of the Company's knowledge, own of record or, to the Company's knowledge, beneficially, more than 5% of the Company's outstanding Common Stock; the total number of shares of the Company's Common Stock beneficially owned by each Director; and the total number of shares of the Company's Common Stock beneficially owned by the Directors and
elected officers of the Company, as a group.   The following does not
reflect the 3,000,000 Common Shares to be issued to owners and managers
of Freedom upon completion of the proposed offering.   Currently, none
of the nominees to the Board of Directors own any securities of the Company,

                                                    Percentage of           Percentage of
                            Number & Class(1)         Outstanding          Outstanding Shares
Name and Address                  of Shares          Common Shares       Assuming Warrant Exercise

Samantha Moody                    10,000                 .60%                   .17%
2 Ocean Breeze
Hilton Head, SC 29928

Robert Hinchey                    10,000                 .60%                   .17%
22 Woodbine Place
Hilton Head, SC 29928

Robert E. Hunt(2)                200,000               11.94%                  3.45%
17-777 Langlois Rd. #38
Desert Hot Springs, Ca 92241
Bus: (760) 329-6650


Timothy Miles                    885,000               52.84%                 15.26%
1921 South Downing               442,500(3)                                    7.63%
Denver, CO 80210                 442,500(4)                                    7.63%
                               1,770,000(5)                                   30.52%

Officers and Directors
  As a group (3)                220,000                 13.13%                 3.79%

(1)Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.

2The 200,000 Common Shares are owned by R.E. Hunt Trust of which Robert
E. Hunt is the trustee.   Robert E. Hunt is the beneficial owner of
R.E. Hunt Trust.

3Represents Common Shares to be issued upon exercise of A Warrants. There are currently 687,500 A Warrants outstanding.

4Represents Common Shares to be issued upon exercise of B Warrants. There are currently 687,500 B Warrants outstanding.

5Represents Common Shares to be issued upon exercise of C Warrants. There are currently 2,750,000 C Warrants outstanding.


                        EXECUTIVE COMPENSATION

Auric
     Auric has not compensated any officers, directors or employees to date.

Freedom
     Gaylen P. (John) Johnson has been accruing salary at $6,000
since      .   No other executive officers have received any
compensation.

                 VOTING AND SOLICITATION OF PROXIES

Stockholders represented by properly executed proxies received by Auric prior to or at the Meeting and not duly revoked will be voted in accordance with the instructions thereon. If proxies will be voted in instructions are indicated thereon, such proxies will be voted in favor of Items 1 through 4 inclusive. Execution of a proxy will not prevent a stockholder from attending the Meeting and revoking his proxy by voting in person (although attendance at the Meeting will not in itself revoke a proxy). Any stockholder giving a proxy may revoke it at any time before it is voted by giving to Auric's Secretary/Treasurer written notice bearing a later date than the proxy, by delivery of a later dated proxy, or by voting in person at the Meeting. Any written notice revoking a proxy should be sent to Auric Enterprises, Inc., 10 Office Park Rd, Suite 222, Carolina Building, Hilton Head, SC 29928.

Auric's Board of Directors does not know of any other matters, which will be presented for consideration at the Meeting. However, if any other matters which will be presented for consideration at the Meeting. However, if any other matters are properly presented for action at the Meeting, it is the intention of the person(s) named in the accompanying Form of Proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

All costs relating to the solicitation of proxies made hereby will be borne by Auric. Proxies may be solicited by officers and directors of Auric personally, by mail or by telephone or telegraph, and Auric may pay brokers and other persons holding shares of stock in their names of those of their nominees for their reasonable expenses in forwarding soliciting material to their principals.

It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to sign and date the accompanying Form of Proxy and mail it in a timely fashion so that their vote can be recorded.

                          ADDITIONAL INFORMATION

Auric's Form 10SB filed October 18, 1999, including the financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to Auric and Form 10QSB for the quarter ended August 31, 1999, accompanies this Proxy Statement.

                             OTHER MATTERS

Auric is not aware of any other business to be presented at the Special
Meeting.    If matters other than those described herein should
properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.